UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 12, 2006
PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON (State or other jurisdiction of incorporation)	000-30269 (Commission File Number)	91-1761992 (I.R.S. Employer Identification No.)
8100 SW Nyberg Road
Tualatin, Oregon 97062
(503) 454-1750
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PIXELWORKS, INC. AND SUBSIDIARIES
Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
(b) On December 12, 2006, Allen H. Alley resigned as President and Chief Executive Officer of Pixelworks, Inc. (the “Company”) effective as of December 31, 2006. The Company and Mr. Alley have entered into the Chair and Board Service Agreement dated and effective as of December 12, 2006 (the “Agreement”). Pursuant to the Agreement, Mr. Alley will continue to serve as Chairman of the Company’s Board of Directors at the pleasure of the Board, contingent upon his continued status as a member of the Board of Directors. Mr. Alley will receive an annual fee of $100,000 for 2007 and $75,000 for each year thereafter (or such higher amount as may be approved by the Board) for his services as Chairman and a member of the Board of Directors, and will be entitled to equity compensation consistent with policies applicable to members of the Board of Directors.

The Company and Mr. Alley have also entered into a CEO Transition Agreement dated and effective as of December 12, 2006. Pursuant to the CEO Transition Agreement, the Company has agreed to pay Mr. Alley six annual installments of $51,000 each, with the first such payment due December 31, 2006 and the last due December 31, 2011, provided that the due date of all such payments shall accelerate and become immediately due and payable on the date that Mr. Alley ceases to serve as a member of the Company’s Board of Directors if his Board membership is terminated “involuntarily.” “Involuntarily” is defined as: not at his choice; or at his choice within ninety days after he ceases being chair if he still wishes to serve but is removed or not re-elected; or by his consent but in fulfillment of a condition of a Company transaction or following a transaction a condition of which is replacement or removal of a majority of the board, or as a consequence of a change of control or proceedings pursuant to insolvency.

(c) On December 12, 2006, Hans H. Olsen was elected as Chief Executive Officer (CEO) of the Company effective as of January 1, 2007. Mr. Olsen will serve as CEO of the Company from January 1, 2007 on an interim basis until a permanent CEO is identified and hired. Mr. Olsen, age 58, has served as the Company’s Executive Vice President and Chief Operating Officer since January 2001.

The Board of Directors has determined that Mr. Olsen’s base salary will be $306,000.

Transitions Employment Agreement. In connection with his election as CEO, Mr. Olsen and the Company have entered into a Transitions Employment Agreement dated and effective as of December 12, 2006 (the “Employment Agreement”). The term of the Employment Agreement is from December 12, 2006 through March 31, 2008. Pursuant to the Employment Agreement, Mr. Olsen will begin to accrue “Retention Pay” that is payable on certain circumstances noted below. Mr. Olsen will receive the Retention Pay as defined on his termination date, if he is terminated during the term of the Agreement by the Company without “cause” (as defined in the Employment Agreement) or by Mr. Olsen following a “good reason event” (as defined in the Employment Agreement), and will receive the Retention Pay in any case on March 31, 2008. The Retention Pay has a defined initial amount (specified below). On March 31, 2007 and on the last day of each month after that through February 29, 2008, the Retention Pay will increase by 1/12 of the difference between that initial amount as measured on March 31, 2007, and a defined maximum amount (specified below.) If Mr. Olsen’s employment is terminated for “cause” or for a “good reason” that occurs within the term of the Agreement, and within twelve months after a “change in control” (as defined in the Employment Agreement), all stock options granted to Mr. Olsen before the change in control that would have become exercisable during the twelve months following the change in control will become vested and exercisable. Also under the agreement, Mr. Olsen’s medical and dental benefits will continue to be effective through the later of the termination date or the end of the term of the Employment Agreement and the Company will pay for an additional twelve months of medical and dental benefits.

Retention Pay Amounts and Special Provisions. Mr. Olsen’s Agreement establishes the Retention Pay minimum amount at his base pay, and the Retention Pay maximum amount at $500,000. It also provides for coverage of certain living expenses if Mr. Olsen is required to work remotely from his home; these continue past the term of the Agreement. Finally, the Agreement provides that if Mr. Olsen is reassigned to duties that do not include being either the CEO or the COO of the Company, he may elect to treat that reassignment as a Company termination without “cause.”

Severance Agreement. The Company and Mr. Olsen have also entered into a Severance Agreement dated and effective as of December 12, 2006. The Severance Agreement provides, among other benefits, a severance payment equal to 12 months base salary in the event that Mr. Olsen’s employment is terminated by the Company without cause.

(e) On December 12, 2006, the Company and Michael Yonker, the Company’s Chief Financial Officer, entered into a Transitions Employment Agreement dated and effective as of December 12, 2006. The terms of Mr. Yonker’s Transitions Employment Agreement are identical to the terms of the Employment Agreement with Mr. Olsen as described above in the paragraph entitled “Transitions Employment Agreement”. Mr. Yonker’s base Retention Pay is $85,000, and his maximum Retention Pay is $175,000.

The information required by this Item relating to the Chair and Board Service Agreement between the Company and Mr. Alley and the CEO Transition Agreement between the Company and Mr. Alley is incorporated by reference to paragraph (b) above.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PIXELWORKS, INC. (Registrant)
Date: December 15, 2006	By:	/s/ Michael D. Yonker
Michael D. Yonker
Vice President, Chief Financial Officer, Treasurer and Secretary

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